Exhibit 99

FOR IMMEDIATE RELEASE

April 25, 2012

THE EASTERN COMPANY REPORTS RESULTS
FOR THE FIRST QUARTER OF 2012

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the first quarter of 2012. Sales for the quarter were $40.5 million, compared to $33.2 million for the same period in 2011, a 22% increase. Net Income for the first quarter was $2.0 million, or $0.33 per diluted share, compared to $1.1 million, or $0.18 per diluted share in the first quarter of 2011.  The first quarter of 2012 represented the ninth consecutive quarter of improved year-to-year sales.

Leonard F. Leganza, Chairman, President and CEO stated, “We are pleased with the results we were able to achieve in the first quarter of 2012.  All three of our business segments experienced increased sales and operating profit compared to the first quarter of 2011.  If the economy continues to strengthen, we anticipate further increases in sales and earnings for 2012 compared to the prior year.  The Company is well positioned for continued growth in the many markets we serve.”

Mr. Leganza further stated, “In addition to increased sales of our many existing products, sales of several new product introductions accounted for about a quarter of the 2012 sales increase compared to the prior year period.  The Industrial Hardware segment introduced a line of vent products for the Class 8 truck market and an escape hatch for the military vehicle program as well as a newly designed door latch for the recreational vehicle market.  Our Metal Products segment introduced steel roof anchors and several other products for the mining industry in addition to products for the railroad and solar panel markets and the Security Products segment had earlier introduced newly developed payment system products called ‘Flash Cash’, Pinmate and Digicoin used in the commercial laundry markets.”

Mr. Leganza concluded, “In line with our on-going goal of increasing shareholder value and reflecting on the confidence we have in our current business plans, the Company in February increased the quarterly dividend per share by 11% effective with the first quarterly payment in 2012.  The focus and emphasis we have placed on cash flow during the recent economic uncertainties have maintained the Company in solid financial position.  We expect our current liquidity position to be sufficient to support our dividend policy, meet our debt service requirements and replace and upgrade capital equipment as needed.”

The Eastern Company is a 154-year-old leading manufacturer of vehicular and industrial hardware, locks, metal castings, coin collection and smart card products. It operates from ten locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products enables it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                 Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Consolidated Statement of Operations (unaudited)

THE EASTERN COMPANY (NASDAQ- EML)

	THREE Months Ended

	March 31, 2012	April 2, 2011
Net Sales	$ 40,495,894	$ 33,188,612

Net Income After Tax	2,045,608	1,098,174

Net Income Per Share:
Basic	$ 0.33	$ 0.18
Diluted	$ 0.33	$ 0.18

Weighted average
shares outstanding:
Basic	6,213,913	6,162,711
Diluted	6,231,739	6,213,069